Exhibit 15
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The Partners
Duke Realty Limited Partnership:




Gentlemen:

RE:  Registration Statement No. 33-61361 and 333-4695-01

With   respect   to   the  subject   registration
statement,  we acknowledge our awareness  of  the
use  therein of our report dated August  5,  1996
related   to  our  review  of  interim  financial
information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.




KPMG Peat Marwick LLP
Indianapolis, Indiana
August 5, 1996